Exhibit 99.1
CROSS COUNTRY HEALTHCARE ANNOUNCES FOURTH QUARTER AND FULL YEAR
2023 FINANCIAL RESULTS

BOCA RATON, Fla., February 21, 2024--Cross Country Healthcare, Inc. (the “Company”) (Nasdaq: CCRN) today announced financial results for its fourth quarter and full year ended December 31, 2023.

SELECTED FINANCIAL INFORMATION:

Dollars are in thousands, except per share amounts	Q4 2023	Variance Q4 2023 vs Q4 2022		Variance Q4 2023 vs Q3 2023		Full Year 2023	Variance 2023 vs 2022
Revenue	$414,035	(34)%		(6)%		$2,019,728	(28)%
Gross profit margin*	21.9%	(20)	bps	(10)	bps	22.3%	(10)	bps
Net income attributable to common stockholders	$9,038	(77)%		(29)%		$72,631	(61)%
Diluted EPS	$0.26	$(0.79)		$(0.10)		$2.05	$(2.97)
Adjusted EBITDA*	$20,592	(64)%		(24)%		$144,421	(52)%
Adjusted EBITDA margin*	5.0%	(410)	bps	(120)	bps	7.2%	(360)	bps
Adjusted EPS*	$0.29	$(0.80)		$(0.10)		$2.23	$(3.04)
Cash flows from operations	$12,074	179%		(83)%		$248,498	85%
* Represents amounts that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are referred to as non-GAAP measures. Please refer to the accompanying discussion of how these non-GAAP financial measures are calculated and used under “Non-GAAP Financial Measures” and tables reconciling these measures to the closest GAAP measure, below.

Fourth Quarter and Full Year Business Highlights

•Fourth quarter Revenue exceeded the high end of our guidance range
•Physician Staffing and Education experienced annual double-digit year-over-year revenue growth
•Proactively managed our cost structure and drove a full year adjusted EBITDA margin of over 7%
•Positive cash flow from operations of $12 million for the quarter and a record year of $249 million
•Repaid $73.9 million on the term loan and paid down the ABL, ending the year debt-free
•Invested more than $20 million in our core technologies including Intellify® and XperienceTM
•Repurchased 6.8% of shares outstanding or 2.3 million shares for $57.6 million in 2023

“We are proud of all we accomplished in 2023, such as successfully rolling out our vendor neutral offering Intellify® and driving growth in our non-travel businesses: physician staffing, education, and homecare,” said John A. Martins, President and Chief Executive Officer of Cross Country Healthcare. He continued, “For the coming year, our goal is to capitalize on the investments we have made in our business by growing our client base and ramping our recent wins, as well as driving operational efficiency to expand our margins. With the health and strength of our balance sheet, we are well positioned to make further strategic investments and accretive acquisitions to meet the evolving needs of our clients.”

Exhibit 99.1
Fourth quarter consolidated revenue was $414.0 million, a decrease of 34% year-over-year and 6%
sequentially. Consolidated gross profit margin was 21.9%, down 20 basis points year-over-year and 10 basis points sequentially. Net income attributable to common stockholders was $9.0 million compared to $38.8 million in the prior year and $12.8 million in the prior quarter. Diluted earnings per share (EPS) was $0.26 compared to $1.05 in the prior year and $0.36 in the prior quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $20.6 million, or 5.0% of revenue, as compared with $57.0 million, or 9.1% of revenue, in the prior year, and $27.2 million, or 6.2% of revenue, in the prior quarter. Adjusted EPS was $0.29 compared to $1.09 in the prior year and $0.39 in the prior quarter.

For the year ended December 31, 2023, consolidated revenue was $2.0 billion, a decrease of 28% year-over-year. Consolidated gross profit margin was 22.3%, down 10 basis points from the prior year. Net income attributable to common stockholders was $72.6 million, or 2.05 per diluted share, compared to $188.5 million, or $5.02 per diluted share, in the prior year. Adjusted EBITDA was $144.4 million, or 7.2% of revenue, as compared with $301.7 million, or 10.8% of revenue, in the prior year. Adjusted EPS was $2.23 compared to $5.27 in the prior year.

Quarterly Business Segment Highlights
Nurse and Allied Staffing

Revenue was $367.2 million, a decrease of 38% year-over-year and 7% sequentially. Contribution income was $33.9 million, a decrease from $69.9 million in the prior year and $39.2 million in the prior quarter. Average field contract personnel on a full-time equivalent (FTE) basis were 9,570 as compared with 12,447 in the prior year and 9,849 in the prior quarter. Revenue per FTE per day was $414 compared to $510 in the prior year and $434 in the prior quarter. As expected, volume declined as clients continue to right-size their needs, and travel bill rates continued to normalize.
Physician Staffing

Revenue was $46.9 million, an increase of 26% year-over-year and 3% sequentially. Contribution income was $1.9 million, an increase from $1.7 million in the prior year and a decrease from $2.6 million in the prior quarter. Total days filled were 23,578 as compared with 21,335 in the prior year and 23,004 in the prior quarter. Revenue per day filled was $1,988 as compared with $1,740 in the prior year and $1,986 in the prior quarter. The year-over-year increase in revenue was primarily due to an increase in volume in several specialties.

Cash Flow and Balance Sheet Highlights

Net cash provided by operating activities for the quarter was $12.1 million. For the year ended December 31, 2023, net cash provided by operating activities was $248.5 million as compared to $134.1 million in the prior year.

During the fourth quarter, the Company repurchased and retired a total of 0.3 million shares of the Company's common stock for an aggregate price of $6.4 million, at an average market price of $20.98 per share. As of December 31, 2023, the Company had 34.4 million unrestricted shares outstanding and $77.3 million remaining for share repurchase.

At December 31, 2023, the Company had $17.1 million in cash and cash equivalents with no debt outstanding. There were no borrowings drawn under its revolving senior secured asset-based credit facility

Exhibit 99.1
(ABL), and $13.8 million of letters of credit outstanding. As of December 31, 2023, borrowing base availability under the ABL was $220.6 million, with $206.8 million of excess availability.

Outlook for First Quarter 2024

The guidance below applies only to management’s expectations for the first quarter of 2024.

	Q1 2024 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$370 million - $380 million	(41)% - (39)%	(11)% - (8)%

Adjusted EBITDA*	$13.0 million - $18.0 million	(75)% - (65)%	(37)% - (13)%

Adjusted EPS*	$0.15 - $0.25	$(0.69) - $(0.59)	$(0.14) - $(0.04)

* Refer to discussion of non-GAAP financial measures and reconciliation tables below.

The above estimates are based on current management expectations and, as such, are forward-looking and actual results may differ materially. The above ranges do not include the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future significant share repurchases.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Wednesday, February 21, 2024, at 5:00 P.M. Eastern Time to discuss its fourth quarter and full year 2023 financial results. This call will be webcast live and can be accessed at the Company's website at ir.crosscountry.com or by dialing 888-566-1290 from anywhere in the U.S. or by dialing 773-799-3776 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from February 21st through March 6th on the Company's website and a replay of the conference call will be available by telephone by calling 800-391-9851 from anywhere in the U.S. or 203-369-3268 from non-U.S. locations - Passcode: 4335.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, Inc. is a market-leading, tech-enabled workforce solutions and advisory firm with 37 years of industry experience and insight. We help clients tackle complex labor-related challenges and achieve high-quality outcomes, while reducing complexity and improving visibility through data-driven insights. Diversity, equality, and inclusion is at the heart of the organization’s overall corporate social responsibility program, and closely aligned with our core values to create a better future for its people, communities, and its stockholders.

Copies of this and other press releases, as well as additional information about the Company, can be accessed online at ir.crosscountry.com. Stockholders and prospective investors can also register to automatically receive the Company's press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

Exhibit 99.1
NON-GAAP FINANCIAL MEASURES

This press release and the accompanying financial statement tables reference non-GAAP financial measures, such as gross profit margin, adjusted EBITDA, and adjusted EPS. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with United States generally accepted accounting principles (GAAP). Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's future operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

In addition, forward-looking adjusted EBITDA and adjusted EPS for fiscal 2023 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future significant share repurchases. We have not attempted to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of our financial performance.

Exhibit 99.1
FORWARD LOOKING STATEMENTS

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature and/or depend upon or refer to future events. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “suggests,” “appears,” “seeks,” “will,” “could,” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: the overall macroeconomic environment, including increased inflation and interest rates, demand for the healthcare services we provide, both nationally and in the regions in which we operate, our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our customers’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors, including, without limitation, the risk factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed and updated in our Quarterly Reports on Form 10-Q and other filings with the SEC. You should consult any further disclosures the Company makes on related subjects in its filings with the SEC.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct, or (iv) our strategy, which is based in part on this analysis, will be successful. Except as may be required by law, the Company undertakes no obligation to update or revise forward-looking statements. All references to “the Company”, “we”, “us”, “our”, or “Cross Country” in this press release mean Cross Country Healthcare, Inc. and its consolidated subsidiaries.

Exhibit 99.1

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2023	2022	2023	2023	2022

Revenue from services	$414,035	$628,218	$442,291	$2,019,728	$2,806,609
Operating expenses:
Direct operating expenses	323,546	489,276	344,932	1,569,318	2,178,923
Selling, general and administrative expenses	67,566	81,367	69,627	300,391	324,935
Bad debt expense	4,165	2,947	2,355	14,562	9,609
Depreciation and amortization	4,471	3,162	4,540	18,347	12,576
Restructuring costs	863	2	348	2,553	1,861
Legal settlement charges	—	—	—	1,125	—
Impairment charges	—	—	186	719	5,597
Total operating expenses	400,611	576,754	421,988	1,907,015	2,533,501
Income from operations	13,424	51,464	20,303	112,713	273,108
Other expenses (income):
Interest expense	586	3,515	669	8,094	14,391
Loss on early extinguishment of debt	—	1,816	—	1,723	3,728
Other (income) expense, net	(131)	(217)	134	2	(1,336)
Income before income taxes	12,969	46,350	19,500	102,894	256,325
Income tax expense	3,931	7,559	6,688	30,263	67,864
Net income attributable to common stockholders	$9,038	$38,791	$12,812	$72,631	$188,461

Net income per share attributable to common stockholders - Basic	$0.26	$1.06	$0.37	$2.07	$5.09

Net income per share attributable to common stockholders - Diluted	$0.26	$1.05	$0.36	$2.05	$5.02

Weighted average common shares outstanding:
Basic	34,481	36,455	34,954	35,158	37,012
Diluted	34,685	36,926	35,152	35,476	37,536

Exhibit 99.1

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2023	2022	2023	2023	2022
Adjusted EBITDA:[a]
Net income attributable to common stockholders	$9,038	$38,791	$12,812	$72,631	$188,461
Interest expense	586	3,515	669	8,094	14,391
Income tax expense[b]	3,931	7,559	6,688	30,263	67,864
Depreciation and amortization	4,471	3,162	4,540	18,347	12,576
Acquisition and integration-related costs	—	196	13	59	726
Restructuring costs[c]	863	2	348	2,553	1,861
Legal fees and settlements[d]	—	—	—	1,125	—
Impairment charges[e]	—	—	186	719	5,597
Loss on disposal of fixed assets	44	19	43	87	44
Loss on early extinguishment of debt[f]	—	1,816	—	1,723	3,728
(Gain) loss on lease termination[g]	—	(231)	96	104	(1,325)
Other income, net	(175)	(4)	(5)	(189)	(55)
Equity compensation	1,166	2,187	1,433	6,579	7,393
System conversion costs[h]	668	14	425	2,326	455
Adjusted EBITDA[a]	$20,592	$57,026	$27,248	$144,421	$301,716
Adjusted EBITDA margin[a]	5.0%	9.1%	6.2%	7.2%	10.8%

Adjusted EPS:[i]
Numerator:
Net income attributable to common stockholders	$9,038	$38,791	$12,812	$72,631	$188,461
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs	—	196	13	59	726
Restructuring costs[c]	863	2	348	2,553	1,861
Legal fees and settlements[d]	—	—	—	1,125	—
Impairment charges[e]	—	—	186	719	5,597
System conversion costs[h]	668	14	425	2,326	455
Loss on early extinguishment of debt[f]	—	1,816	—	1,723	3,728
Tax impact of non-GAAP adjustments	(400)	(519)	(208)	(2,167)	(3,198)
Adjusted net income attributable to common stockholders - non-GAAP	$10,169	$40,300	$13,576	$78,969	$197,630

Denominator:
Weighted average common shares - basic, GAAP	34,481	36,455	34,954	35,158	37,012
Dilutive impact of share-based payments	204	471	198	318	524
Adjusted weighted average common shares - diluted, non-GAAP	34,685	36,926	35,152	35,476	37,536

Reconciliation:
Diluted EPS, GAAP	$0.26	$1.05	$0.36	$2.05	$5.02
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs	—	0.01	—	—	0.02
Restructuring costs[c]	0.02	—	0.01	0.07	0.05
Legal fees and settlements[d]	—	—	—	0.03	—
Impairment charges[e]	—	—	0.01	0.02	0.15
System conversion costs[h]	0.03	—	0.01	0.07	0.01
Loss on early extinguishment of debt[f]	—	0.05	—	0.05	0.10
Tax impact of non-GAAP adjustments	(0.02)	(0.02)	—	(0.06)	(0.08)
Adjusted EPS, non-GAAP[i]	$0.29	$1.09	$0.39	$2.23	$5.27

Exhibit 99.1

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	December 31,	December 31,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$17,094	$3,604
Accounts receivable, net	372,352	641,611
Income taxes receivable	6,898	10,915
Prepaid expenses	7,681	11,067
Insurance recovery receivable	9,097	7,434
Other current assets	2,031	1,042
Total current assets	415,153	675,673
Property and equipment, net	27,339	19,662
Operating lease right-of-use assets	2,599	3,254
Goodwill	135,430	163,268
Other intangible assets, net	54,468	44,723
Deferred tax assets	5,954	7,092
Insurance recovery receivable	25,714	23,058
Cloud computing	5,987	4,460
Other assets	6,673	6,649
Total assets	$679,317	$947,839

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$85,333	$185,507
Accrued compensation and benefits	52,297	72,605
Operating lease liabilities	2,604	4,132
Earnout liability	6,794	7,500
Other current liabilities	1,559	1,896
Total current liabilities	148,587	271,640
Debt	—	148,735
Operating lease liabilities	2,663	4,880
Accrued claims	34,853	35,881
Earnout liability	5,000	18,000
Uncertain tax positions	10,603	7,646
Other liabilities	4,218	3,838
Total liabilities	205,924	490,620

Commitments and contingencies

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	236,417	292,876
Accumulated other comprehensive loss	(1,385)	(1,387)
Retained earnings	238,357	165,726
Total stockholders' equity	473,393	457,219
Total liabilities and stockholders' equity	$679,317	$947,839

Exhibit 99.1

Cross Country Healthcare, Inc.
Segment Data[j]
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over-Year	Sequential
	December 31,	% of	December 31,	% of	September 30,	% of	% change	% change
	2023	Total	2022	Total	2023	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$367,155	89%	$591,090	94%	$396,595	90%	(38)%	(7)%
Physician Staffing	46,880	11%	37,128	6%	45,696	10%	26%	3%
	$414,035	100%	$628,218	100%	$442,291	100%	(34)%	(6)%

Contribution income:[k]
Nurse and Allied Staffing	$33,901		$69,941		$39,226		(52)%	(14)%
Physician Staffing	1,947		1,686		2,576		15%	(24)%
	35,848		71,627		41,802		(50)%	(14)%

Corporate overhead[l]	17,090		16,803		16,412		(2)%	(4)%
Depreciation and amortization	4,471		3,162		4,540		(41)%	2%
Restructuring costs[c]	863		2		348		NM	(148)%
Impairment charges[e]	—		—		186		—%	100%
Other costs	—		196		13		100%	100%
Income from operations	$13,424		$51,464		$20,303		(74)%	(34)%

	Year Ended						Year-over-Year
	December 31,	% of	December 31,	% of			% change
	2023	Total	2022	Total			Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$1,841,428	91%	$2,700,383	96%			(32)%
Physician Staffing	178,300	9%	106,226	4%			68%
	$2,019,728	100%	$2,806,609	100%			(28)%

Contribution income:[k]
Nurse and Allied Staffing	$196,777		$355,447				(45)%
Physician Staffing	9,788		5,508				78%
	206,565		360,955				(43)%

Corporate overhead[l]	71,049		67,087				(6)%
Depreciation and amortization	18,347		12,576				(46)%
Restructuring costs[c]	2,553		1,861				(37)%
Legal settlement charges[d]	1,125		—				(100)%
Impairment charges[e]	719		5,597				87%
Other costs	59		726				92%
Income from operations	$112,713		$273,108				(59)%

Other costs include acquisition and integration-related costs.
NM - Not meaningful

Exhibit 99.1

Cross Country Healthcare, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2023	2022	2023	2023	2022

Net cash provided by operating activities	$12,074	$4,320	$70,311	$248,498	$134,050
Net cash used in investing activities	(2,875)	(37,111)	(3,408)	(13,775)	(43,874)
Net cash (used in) provided by financing activities	(6,416)	6,075	(53,273)	(221,241)	(87,599)
Effect of exchange rate changes on cash	10	—	(2)	8	(9)
Change in cash and cash equivalents	2,793	(26,716)	13,628	13,490	2,568
Cash and cash equivalents at beginning of period	14,301	30,320	673	3,604	1,036
Cash and cash equivalents at end of period	$17,094	$3,604	$14,301	$17,094	$3,604

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2023	2022	2023	2023	2022

Revenue from services	$414,035	$628,218	$442,291	$2,019,728	$2,806,609
Less: Direct operating expenses	323,546	489,276	344,932	1,569,318	2,178,923
Gross profit	$90,489	$138,942	$97,359	$450,410	$627,686
Consolidated gross profit margin[m]	21.9%	22.1%	22.0%	22.3%	22.4%

Nurse and Allied Staffing statistical data:
FTEs[n]	9,570	12,447	9,849	10,831	12,980
Average Nurse and Allied Staffing revenue per FTE per day[o]	$414	$510	$434	$462	$565

Physician Staffing statistical data:
Days filled[p]	23,578	21,335	23,004	92,504	60,038
Revenue per day filled[q]	$1,988	$1,740	$1,986	$1,927	$1,769

(a)    Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders before interest expense, income tax expense (benefit), depreciation and amortization, acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal fees and settlements, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on disposal of fixed assets, gain or loss on lease termination, gain or loss on sale of business, other expense (income), net, equity compensation, and system conversion costs. Adjusted EBITDA is not and should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income attributable to common stockholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure as defined by the Company's credit facilities. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(b)    Income taxes for the 2023 periods primarily reflected a decrease in book income.
(c)     Restructuring costs were primarily comprised of employee termination costs, lease-related exit costs, and reorganization costs as part of planned cost savings initiatives. Amounts for the year ended December 31, 2022 included a benefit associated with the early termination of the lease for one of the Company's corporate offices in the second quarter, which was previously restructured.
(d)    Legal fees and settlements included legal settlement charges as presented on the consolidated statements of operations, as well as legal fees pertaining to non-operational legal matters outside the normal course of operations, which are included in selling, general and administrative expenses. For the year ended December 31, 2023, the Company incurred $1.1 million, including legal fees, to settle a wage and hour class action lawsuit.

Exhibit 99.1
(e)    Impairment charges of $0.7 million for the year ended December 31, 2023 were comprised of $0.2 million related to right-of-use assets and related property in connection with vacated leases in the third quarter of 2023, and $0.5 million in the second quarter of 2023 related to the write-off of an IT project. Impairment charges for the year ended December 31, 2022 were comprised of $3.7 million related to right-of-use assets and related property in connection with leases vacated during the year, and $1.9 million primarily related to the write-off of an IT project in the third quarter of 2022.
(f)    Loss on early extinguishment of debt for the year ended December 31, 2023 consisted of the write-off of debt issuance costs related to the payoff and termination of the term loan on June 30, 2023. Loss on early extinguishment of debt for the three months and year ended December 31, 2022 consisted of prepayment premiums and the write-off of debt issuance costs related to optional prepayments on the term loan in the second and fourth quarters of 2022.
(g)    The gain on lease termination for the year ended December 31, 2022 was primarily a result of the early termination of the lease for one of the Company's corporate offices, recognized in the second quarter of 2022.
(h)    System conversion costs include ERP system costs related to the upgrading and integrating of our middle and back-office platforms, with certain development costs capitalized and amortized in accordance with the Company's policies, and applicant tracking system costs related to the Company's project to replace its legacy system supporting its travel nurse staffing business.
(i)     Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders per diluted share before the diluted EPS impact of acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal fees and settlements, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on sale of business, system conversion costs, and nonrecurring income tax adjustments. Adjusted EPS is not and should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company. Quarterly non-GAAP adjustment may vary due to rounding.
(j)     Segment data is provided in accordance with the Segment Reporting Topic of the Financial Accounting Standards Board Accounting Standards Codification.
(k)     Contribution income is defined as income (loss) from operations before depreciation and amortization, acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal settlement charges, impairment charges, and corporate overhead. Contribution income is a financial measure used by management when assessing segment performance.
(l)    Corporate overhead includes unallocated executive leadership and other centralized corporate functional support costs such as finance, IT, legal,     human resources, and marketing, as well as public company expenses and corporate-wide projects (initiatives).
(m)     Gross profit is defined as revenue from services less direct operating expenses. The Company's gross profit excludes allocated depreciation and amortization expense. Gross profit margin is calculated by dividing gross profit by revenue from services.
(n)    FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(o)    Average revenue per FTE per day is calculated by dividing the Nurse and Allied Staffing revenue, excluding permanent placement, per FTE by the number of days worked in the respective periods.
(p)    Days filled is calculated by dividing the total hours invoiced during the period, including an estimate for the impact of accrued revenue, by 8 hours.
(q)    Revenue per day filled is calculated by dividing revenue as reported by days filled for the period presented.

Cross Country Healthcare, Inc.
William J. Burns, 561-237-2555
Executive Vice President & Chief Financial Officer
wburns@crosscountry.com

Source: Cross Country Healthcare, Inc.